November 30, 1997

     Computer Language Research, Inc.
     2395 Midway Road
     Carrollton, TX 75006

     Ladies and Gentlemen:

          In connection with the engagement letter between Computer Language Research, Inc. (the "Company") and Goldman, Sachs & Co. and Goldman Sachs Real Estate (Texas) Inc. (together, "Goldman Sachs") of even date herewith (the "Engagement Letter"), the undersigned, on behalf of themselves and other persons within the Winn Family (as herein defined), hereby jointly and severally agree with the Company as follows:

          If any of the persons within the Winn Family sells or agrees to sell all or any portion of their respective shares of the Company's common stock in one or a series of transactions requiring (without giving effect to any sales by the Company's shareholders other than the Winn Family) the Company to make payments to or for the benefit of Goldman Sachs pursuant to the Engagement Letter and the Company's shareholders other than the Winn Family are not provided the opportunity to sell the same portion of their shares of the Company's common stock for the same (or a greater) per share consideration prior to or at the same time (or within 90 days following such time) as any Winn Family member, the undersigned, on behalf of the Winn Family, jointly and severally, shall no later than 30 days after written demand therefor reimburse the Company for any payments (whether as fees, expenses, indemnification payments or otherwise) the Company is obligated to make to or for the benefit of Goldman Sachs pursuant to the Engagement Letter. As used herein, the term "Winn Family" means Francis W. Winn, Nancy K. Winn, Stephen
     T. Winn, David L. Winn, James R. Dunaway, Jr., Carol Winn Dunaway and each of their respective spouses and any trusts, partnerships, limited partnerships or other entities (other than the Company) in which they or any member of their immediate family holds an interest.

                                 Sincerely,

     /s/  Francis W. Winn                    /s/ Nancy K. Winn
     ------------------------------          --------------------------
     Francis W. Winn                         Nancy K. Winn



     /s/  Stephen T. Winn                    /s/ David L. Winn
     ------------------------------          --------------------------
     Stephen T. Winn                         David L. Winn


     /s/  Carol Winn Dunaway                 /s/ James R. Dunaway, Jr.
     ------------------------------          --------------------------
     Carol Winn Dunaway                      James R. Dunaway, Jr.